Exhibit 10.18

[eSilicon Corporation Letterhead]	Master ASIC Services Agreement Dated: 10/22/2001

[eSilicon Logo]

Master ASIC Services Agreement

For

PortalPlayer Incorporated

October 9, 2001

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[eSilicon Corporation Letterhead]	Master ASIC Services Agreement Dated: 10/22/2001

TABLE OF CONTENTS

1	DEFINITIONS	3

2	PERFORMANCE OF SERVICES	5

3	CONTRACT ADMINISTRATION	7

4	ORDERS, FORECASTS, COMMITMENTS	8

5	DELIVERY AND ACCEPTANCE	9

6	LICENSE RIGHTS	11

7	PROPRIETARY RIGHTS	12

8	PRICING AND PAYMENTS	14

9	REPRESENTATIONS AND WARRANTIES	15

10	INDEMNIFICATION	16

11	LIMITATION OF LIABILITY	18

12	CONFIDENTIALITY	18

13	TERM AND TERMINATION	18

14	COMPLIANCE AND GOVERNANCE	20

15	APPENDICES - Exhibits & Forms	23

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[eSilicon Corporation Letterhead]	Master ASIC Services Agreement Dated: 10/22/2001

This Master ASIC Services Agreement (the “Agreement”), dated Oct 22, 2001 (the “Effective Date”), is entered into by and between eSilicon Corporation, a Delaware corporation with offices at 3920 Freedom Circle Santa Clara, California 95054 (“eSilicon”), and Portal Player, a California corporation with offices at 3255 Scott Blvd (“Customer”). eSilicon and Customer are referred to herein individually as a “Party” or “party” and together as the “Parties” or “parties.”

RECITALS

A.	Whereas, eSilicon provides various ASIC services, including but not limited to, design, fabrication, packaging and testing.

B.	Whereas, Customer desires to engage eSilicon from time to time pursuant to one or more Proposals to perform services of different kinds related to ASICs, and eSilicon is interested in accepting such engagements, subject to the parties’ further agreement on the scope and terms of each such Proposal.

C.	Whereas, Customer and eSilicon mutually desire to set forth in this Agreement certain terms applicable to all such engagements.

NOW, THEREFORE, eSilicon and Customer hereby agree as follows:

1	DEFINITIONS

1.1 “Background Technology” shall mean, for a particular party, any and all designs, methods, processes, formulas, algorithms, discoveries, inventions, technical information, drawings, modifications, enhancements, improvements and other technologies (“Inventions”) that are owned, or licenced, by such party as of the Effective Date, and which eSilicon uses to perform the Services under this Agreement, and/or which are embodied in the Deliverables or Products provided by eSilicon under this Agreement.

1.2 “Change Authorization” shall mean Customer’s written authorization to perform a Change Request pursuant to the terms of a Change Response.

1.3 “Change Request” shall mean Customer’s written request for a change to the terms of a current Proposal.

1.4 “Change Response” shall mean eSilicon’s written response to a Change Request, which response will identify any new or revised terms of performance resulting from the Change Request, including, without limitation, adjustments to fees and payment schedules, revised delivery schedules, and recovery of costs of any materials and resources rendered excess or obsolete as a result of the Change Request.

1.5 “Customer Deliverables” shall mean the deliverables and other materials specified in a Proposal to be delivered to eSilicon by Customer under the terms of this Agreement and on the specified date in the Proposal, including without limitation, specifications, design database, test data, etc.

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1.6 “Deliverables” shall mean the deliverables and other materials specified in a Proposal to be developed by or on behalf of eSilicon under the terms of this Agreement solely for the benefit of the Customer.

1.7 “Intellectual Property Rights” shall mean patent rights (including those arising under patent applications and disclosures), rights of priority, copyright rights, moral rights, mask work rights, trade secret rights, know-how rights, and any other intellectual property or proprietary rights recognized in any country or jurisdiction in the world, now or hereafter existing, and whether or not filed, perfected or recorded.

1.8 “Products” shall mean packaged and tested production quality ASICs specified in a Proposal, which will be manufactured by or on behalf of eSilicon under the terms of this Agreement solely for the benefit of the Customer.

1.9 “Services” shall mean the services specified in a Proposal, which will be performed by or on behalf of eSilicon under the terms of this Agreement solely for the benefit of the Customer.

1.10 “Specifications” shall mean the technical specifications for Deliverables or Products specified in a Proposal, including without limitation, design, quality and reliability requirements. The Specifications will be in sufficient detail to permit eSilicon to perform the Services.

1.11 “Proposal” shall mean a document prepared by eSilicon in consultation with Customer in the form of an exhibit, specifying the Services to be provided by or on behalf of eSilicon on a particular project, under the terms of this Agreement.

1.12 “Tooling” shall mean the mask set and other specialized materials or support apparatus used to fabricate a Product that will be developed by or on behalf of eSilicon under the terms of this Agreement.

1.13 “eSilicon Partners” shall mean those entities identified in the Proposal that eSilicon may use to provide some or all of the Services and which may be amended at the sole discretion of eSilicon. eSilicon will provide Customer the ability to review and provide written approval should eSilicon change any eSilicon Partner defined in the Proposal. Customer shall not unreasonably withhold approval provided the new eSilicon Partner conforms to equal standards as the one originally defined in the Proposal.

1.14 “Order” shall mean a purchase order submitted to eSilicon by the Customer for Services specified in the Proposal or for additional Services offered during the Term of the Agreement.

1.15 “Prototypes” shall mean a pre-production, minimally tested, packaged ASICs which are manufactured by or on behalf of eSilicon under the terms of this agreement solely for the benefit of the Customer.

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2	PERFORMANCE OF SERVICES

2.1 Services and Deliverables From time to time, Customer may request or eSilicon may propose work to be performed by eSilicon for the benefit of Customer. In response or as its proposal, eSilicon will create a Proposal for Customer approval. Each Proposal will reference this Agreement, describe the Services to be furnished by eSilicon, the Deliverables from such Services, and the schedule for the development of the Deliverables. Scheduled performance dates are estimates only. Both parties recognize such dates are dependent on resource availability, funding, assistance, and other factors that may cause dates to shift or interfere with completion of the Services. eSilicon will use commercially reasonable efforts to furnish the Services and develop and deliver the Deliverables within the schedule set forth in the Proposal. eSilicon will provide such resources and utilize such employees, consultants and/or eSilicon Partners, as it deems necessary to perform the Services. The manner and means used by eSilicon to perform the Services desired by the Customer are in the sole discretion and control of eSilicon, unless otherwise mutually agreed in the applicable Proposal. In the event that the terms and conditions of a Proposal conflict with the terms and conditions of this Agreement, the terms and conditions of the Proposal will govern and control with respect to the conflicting terms.

2.2 Change of Scope If Customer desires to implement a change to a duly signed and accepted Proposal, the following procedure will apply:

(1)	Customer will submit to eSilicon in writing a Change Request.

(2)	eSilicon will evaluate each such Change Request and within five (5) working days following eSilicon’s receipt of the Change Request and provide a Change Response. The Change Response will specify non-recurring and recurring impacts to cost and schedule, as applicable.

(3)	If Customer elects to proceed with such Change Request pursuant to the terms of the Change Response, Customer will, as soon as possible but not later than five 5 working days after receipt of the Change Response, furnish eSilicon with a Change Authorization. If Customer does not furnish eSilicon with a Change Authorization within the specified time period, eSilicon will deem the Change Request as having been withdrawn.

(4)	As soon as reasonably possible after receipt of the Change Authorization, eSilicon will commence performance of the Change Request.

(5)

The Change Request, Change Response and Change Authorization documents for each change (collectively the “Change Documents”) will be deemed incorporated into and made a part of the applicable Proposal. In the event of a discrepancy between the Change

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Documents and any other part of this Agreement or applicable Proposal executed prior to such Change Documents, the terms of the Change Documents will govern.

In no event will any Proposal be amended, enhanced or otherwise modified except as set forth above.

2.3 Acceptance Testing Prototypes provided under a Proposal will be subject to acceptance testing by Customer to verify that the Deliverables satisfy the mutually agreed acceptance criteria specified in the Proposal (“Acceptance Testing”). Acceptance Testing will be performed as described in the applicable Proposal.

2.4 Error Correction After Acceptance Not withstanding Customer’s acceptance of the final version of any Prototypes delivered hereunder, eSilicon will use commercially reasonable efforts to correct or circumvent any material, reproducible errors in the Prototypes identified by Customer in writing during the ninety (90) day period following acceptance of such Prototypes, it being understood and agreed by Customer that there is no representation or warranty that the performance or operation of any Prototypes will be error-free or that all errors can be corrected or circumvented. eSilicon will undertake such correction or circumvention efforts without additional charge to Customer, unless otherwise agreed to in the applicable Proposal.

2.5 Independent Contractor eSilicon is an independent contractor and not an employee or agent of Customer and neither party will have authority to bind or obligate the other party in any manner whatsoever. Personnel retained or assigned by eSilicon to perform work under this Agreement will at all times be considered employees, agents, or contractors of eSilicon, and at no time employees of Customer, and eSilicon will be responsible for all compensation, payroll taxes, workman’s compensation coverage, and any other legal requirements associated with the employment of such personnel.

2.6 Personnel and Nonexclusive Arrangement eSilicon will determine the assignment of its personnel for the performance of Services and may in its sole judgment replace or reassign such personnel or subcontract any of the Services to qualified third persons. No person performing Services on behalf of eSilicon will be restricted or prevented from performing services that are similar to such Services for any third party. Nothing in this Agreement will restrict eSilicon from performing work for others during the term of this Agreement whether or not such work is similar to Services performed for Customer.

2.7 Work at Customer’s Premises When eSilicon’s assigned personnel are performing Services at Customer’s premises or at Customer’s subcontractor premises, Customer will provide working space and facilities, and any other services and materials eSilicon or its personnel may reasonably request in order to perform such Services. While on Customer’s premises, eSilicon personnel will observe all written rules applicable to Customer’s employees, provided that Customer furnishes such rules to eSilicon in advance. eSilicon personnel will not be required to sign any waivers, releases or other documents to gain access to Customer’s premises in connection with Services and any such waivers, releases, or other documents will be invalid and have no effect. eSilicon employees reviewing Customer provided documentation while working on Customer’s premises shall treat such documentation as confidential under the terms and

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conditions of Section 12 herein. Documentation provided to eSilicon employees at Customer’s premises will be treated as Confidential regardless of the explicit marking of such material as Confidential by Customer.

2.8 General Obligations of Customer Customer acknowledges and agrees that eSilicon’s timely and successful performance of Services and completion of all Deliverables is contingent upon the Customer furnishing eSilicon with such assistance and cooperation as reasonably requested by eSilicon and Customer’s timely review of any Deliverable submitted by eSilicon hereunder. Customer will promptly provide eSilicon with all information reasonably required by eSilicon to perform Services. All such information will be complete and accurate, and, in performing the Services, eSilicon will be entitled to rely on the completeness and accuracy of all such information. Customer will provide those personnel and Customer Deliverables described in and required by the Proposal at no charge and in a timely manner. Customer will ensure that all personnel resources are qualified for the tasks assigned to them and that all Customer Deliverables are of good quality, are in good operating condition and are suitable for eSilicon’s performance of Services. Customer is responsible for the maintenance of all Customer Deliverables and for the accuracy and the results produced by such resources. Customer is responsible for providing appropriate systems, procedures and safeguards to protect Customer’s data and programs during and after the performance of Services. Customer will provide current and complete backup for any Customer data and programs that may be affected by the development and implementation of any Deliverable. eSilicon will not be responsible for the protection or loss of Customer data, information or programs or for the cost of restoring or recreating such Customer data, information or programs.

2.9 Die Bank Inventory eSilicon shall hold any “die without existing purchase orders” in a “die bank inventory” for a period not to exceed 15 eSilicon business days. On the 16th day, the Customer will be notified and the die bank inventory will be scheduled for assembly.

3	CONTRACT ADMINISTRATION

3.1 Upon signature of a Proposal by Customer and eSilicon, said Proposal shall be attached as an exhibit into the appendices section of the MSA and shall constitute the specific contractual obligations of both parties to that particular project.

3.2 Team Members. eSilicon and Customer will each designate primary and alternate project managers and any other points-of-contact deemed necessary by the parties (collectively, the “Team Members”) for purposes of facilitating and coordinating communications and decisions relating to each Proposal, including the provision of Services, the development and delivery of Deliverables, and the giving and receiving of all notices required or permitted hereunder. The initial Team Members for each Proposal will be those persons designated in the applicable Proposal. A party may change its Team Members at any time upon five (5) days’ written notice to the other party.

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3.2 Meetings. During the Term, the parties will conduct meetings as set forth in the applicable Proposal. Such meetings will be conducted at a time and place to be mutually agreed upon by the parties.

3.3 eSilicon Access Usage Policy: With the first purchase order of $100,000 or more for a specific eSilicon product and related services, the Customer will be granted five (5) user accounts for eSilicon Access to view information pertinent to said purchase order, valid for a one year period. For subsequent purchase orders of $100,000 or more from the same Customer for the same product and related services, the existing five (5) user accounts will be extended to a full year from the date of that subsequent purchase order.

4	ORDERS, FORECASTS, COMMITMENTS

4.1 Placement of Purchase Orders. Customer may purchase Services and Products by issuing purchase orders (“Orders”) from time to time in accordance with this Agreement and the applicable Proposal. Purchases of Services or Products pursuant to Orders may be made by written or electronic transmission of an Order from Customer to eSilicon. Each Order will reference the applicable Proposal and state the Service or Product (including unit price, unit quantities, requested shipping dates (subject to agreed upon lead times), and shipping instructions). All terms and conditions on the Orders (except as specified otherwise in this Agreement) will be deemed deleted except for information provided for administrative purposes only and contemplated by this Agreement or the applicable Proposal, such as Order number, Product identifier, quantity, pricing, shipping dates, shipping instructions and delivery location. In all cases work will not begin until a written, legally binding Order is received duly approved by an authorized signature. Verbal instructions and letter Orders will not be accepted.

4.2 Order Quantity Increments. Due to lot sizing rules for the foundry, Customer order quantities must be in increments matching the estimated ships generated per wafer lot. Estimated ships per wafer is a function of dies per wafer and manufacturing yields.

4.3 Acceptance of Purchase Orders. eSilicon will acknowledge acceptance or rejection of Customer Orders within five (5) business days after receipt of each Order, and will seek to provide scheduled shipping dates within that time. No Order will be valid unless accepted by eSilicon in writing. Purchase Orders for products not yet qualified will be accepted. However, delivery commitments are conditional upon the qualification date and may be adjusted by eSilicon, as required. eSilicon will make commercially reasonable efforts to accept all orders placed by Customer.

4.4 Order Changes. Upon acceptance by eSilicon of an Order, Customer will have the right to send written notice to eSilicon of any cancellation, termination, suspension or hold of any Order (collectively, “Order Change”) in whole or in part. Customer may submit Order Changes no less than eight (8) weeks from the scheduled delivery date, or the lead-time associated with the corresponding wafer fab, whichever is longer, without penalty or additional cost. If Customer submits an Order Change less

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than eight (8) weeks from the scheduled delivery date, or the lead-time associated with the corresponding wafer fab, Customer will compensate eSilicon for any expenses related to the Order Change. eSilicon will inform PortalPlayer in writing when wafer fabrication lead time increase beyond 8 weeks.

4.5 Forecasts Before or within ten (10) days after the Effective Date, Customer shall provide eSilicon with an initial nine (9) month non-binding, written forecast of its anticipated orders for Products (the “Forecast”). After the first month, Customer shall provide on a monthly basis, a rolling nine (9) month forecast for each Product identified in an exhibit in the appendices.

4.6 Capacity Commitment. eSilicon shall use commercially reasonable efforts to deliver quantities of Products specified in an accepted Order and the agreed upon lead times as defined in the Proposal.

4.7 Risk Buy Purchase Orders. Products that are not yet fully qualified may be purchased by the Customer and are considered a “Risk Buy”. The Customer accepts all responsibility for the performance of the product, and waives all rights to reschedule or cancel purchase order, and waives the right to return defective units, with the exception of workmanship issues.

5	DELIVERY AND ACCEPTANCE

5.1 Delivery. eSilicon shall use commercially reasonable efforts to ensure that Products are shipped on or before the scheduled shipment date as specified in the applicable Order. eSilicon may ship partial Orders provided that eSilicon notifies Customer prior to shipment. Due to lot-to-lot yield variations, Customer orders will be considered complete at +/- 10% of the order quantity. Delivery of Products shall be ex-works, eSilicon’s designated shipping point and continue on to the Customer per their designated carrier. Customer shall receive good and marketable title to the Products at the time of delivery to the Carrier. Customer shall be responsible for, and assume all risk of loss and/or damage to the Products, from any cause, upon leaving eSilicon’s designated manufacturing facility.

5.2 Acceptance of Shipment Customer shall test and/or inspect each shipment of Products to determine whether it materially conforms to the Specifications agreed upon by the parties. As soon as practicable, but in any event within ninety (90) days after the shipping date, Customer shall provide eSilicon with any written rejection of the shipment, in whole or in part, listing in detail the reasons for the rejection, including but not limited to, the Specifications for which the shipment or portions thereof was out of compliance. If Customer fails to provide. eSilicon with a written rejection within such 90-day period, then the Products shall be deemed accepted by Customer. If Customer rejects the shipment within such 90 day period, then eSilicon shall use commercially reasonable efforts to correct any verified defects in the Products and re-deliver the Products to Customer. Rejected Products will be shipped to eSilicon with freight and insurance prepaid by eSilicon. Any Products returned by Customer must be accompanied by a Return Material Authorization (RMA) number, which will be provided by eSilicon

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upon review of the written rejection. For purposes of the Agreement, only goods supplied pursuant to this Agreement and that materially fail to meet the Specifications referenced in the Order can be rejected by Customer.

5.3 Rescheduline Non-Recurring Products and Services. eSilicon shall use commercially reasonable efforts to accommodate Customer’s reasonable requests to reschedule shipments. The Customer shall reimburse eSilicon for all costs incurred by eSilicon in connection with such shipment rescheduling.

5.4 Cancelling and Rescheduling Production. eSilicon shall use commercially reasonable efforts to accommodate Customer’s reasonable requests to cancel or reschedule shipments. The Customer shall reimburse eSilicon for all costs incurred by eSilicon in connection with such shipment cancellation or rescheduling.

All products cancelled within 90 days of delivery shall incur the following cancellation charges:

Cancellation Period	Buyer’s Liability
Over 90 Days	No Liability
61-90 Days	50% of purchase price
31-60 Days	75% of purchase price
0-30 Days	100% of purchase price

All products requested for delivery within 120 days and then subsequently rescheduled shall be subject to the following limitations.

a)	Within 30 days of scheduled delivery - no reschedules permitted

b)	Within 90 days but greater than 30 days of scheduled delivery - 20% of the order may be rescheduled one time only and may not be delayed for more than 15 days

c)	Greater than 90 days of scheduled delivery - 100% of the order may be rescheduled one time only for no more than 90 days

d)	Orders rescheduled and subsequently cancelled shall incur cancellation charges with respect to the initial schedule dates.

e)	Reschedule requests are limited to one (1) per month

5.5 End of Life. If no production Orders or Forecasts are received for a period of 6 months or if the target fabrication technology is in an end-of-life process, eSilicon will meet with Customer and relevant contract manufacturing partners to discuss the project status and the option of a last-time buy. Any decision to move forward with a last-time buy will be discussed & mutually agreed to by all parties. If a last-time buy is agreed to, all parties will have 30 days to provide an “End of Life” purchase order, after which eSilicon will not be required to accept additional orders. “End of Life” purchase order must be in increments of full lot quantities. eSilicon reserves the right to ship all good material from final build lot.

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6	LICENSE RIGHTS

6.1 License Grant by Customer to eSilicon. Subject to the terms and conditions of this agreement, Customer hereby grants to eSilicon a worldwide, nonexclusive, fully-paid, royalty-free license (without right to sublicense) under Customer’s Intellectual Property Rights in Customer’s Background Technology, Customer Deliverables and any Inventions made by Customer during the Term, together with any other Confidential Information of Customer delivered to eSilicon, to i) design and develop the deliverables, ii) incorporate the Deliverables into the Products, iii) manufacture and have manufactured the Products and iv) to perform the Services.

6.2 License Grant by Customer to eSilicon Partners. Subject to the terms and conditions of this agreement, Customer hereby grants to eSilicon Partners a worldwide, nonexclusive, fully-paid, royalty-free license (without right to sublicense) under Customer’s Intellectual Property Rights in Customer’s Background Technology, Customer Deliverables and any Inventions made by Customer during the Term, together with any other Confidential Information of Customer delivered to eSilicon to manufacture and have manufactured the Products and to perform the Services.

6.3 License Grant by eSilicon. Subject to the terms and conditions of this Agreement, eSilicon hereby grants to Customer a worldwide, exclusive, royalty-free license (without the right to sublicense) under eSilicon’s Intellectual Property Rights in eSilicon’s Background Technology and any Inventions made by eSilicon during the Term, together with any other Confidential Information of eSilicon delivered to Customer, to:

(i)	Use, copy and modify the Deliverables, only in connection with the Services; and

(ii)	Market, sell, and distribute (directly or indirectly) the Products.

6.4 Right to Sublicense Third Party Technology. Customer may sublicense certain rights to third party technology from eSilicon or directly from the supplier of such technology, subject to one or more sublicense agreements to be provided by eSilicon upon Customer’s request (“Sublicense Agreements”).

6.5 License Restrictions. To the extent a Deliverable includes computer software, neither Customer nor a third party acting on Customer’s behalf will modify, decompile, reverse engineer, disassemble or otherwise reduce all or any part of such software to human-readable form unless eSilicon provided it to Customer in humanreadable form.

6.6 Reservation of Rights Each party’s rights in the other party’s Background Technology, Inventions and Confidential Information will be limited to those expressly granted under this Agreement. Each party reserves all rights in its respective Background Technology and Confidential Information not expressly granted to the other party.

6.7 Proprietary Legends Customer will not delete, alter or modify any proprietary legends or notices included with or embedded in any Deliverable provided by

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eSilicon hereunder, unless otherwise agreed to by the parties in writing. eSilicon will not delete, alter or modify any proprietary legends or notices included with or embedded in any Deliverable provided by Customer hereunder, unless otherwise agreed to by the parties in writing.

6.8 Additional Terms and Conditions. Customer acknowledges that certain Services may require additional terms and conditions. Such additional terms and conditions will be included in the applicable Proposal.

7	PROPRIETARY RIGHTS

7.1 Customer. As between the parties, and subject to the license rights granted by Customer to eSilicon under Section 6.1, Customer shall retain all rights, title and interest in and to Customer’s Background Technology, Inventions and Confidential Information, and all Intellectual Property Rights therein.

7.2 eSilicon. As between the parties and subject to the license rights granted by eSilicon under Section 6.2, eSilicon retains all rights, title and interest in and to eSilicon’s Background Technology, Inventions and Confidential Information, and all Intellectual Property Rights therein.

7.3 New Innovations.

(a) eSilicon Property As between the parties, eSilicon shall own all rights, title and interest in and to all Intellectual Property Rights in any Inventions that are conceived or made solely by eSilicon personnel during the performance of the Services described in any Proposal.

(b) Customer Property As between the parties, Customer will own all rights, title and interest in and to all Intellectual Property Rights in any Inventions that are conceived or made solely by Customer personnel while assisting eSilicon in performing the Services described in any Proposal.

(c) Joint Property Notwithstanding anything to the contrary in this Agreement, if both parties contribute to the conception of any Inventions during the performance of the Services hereunder, each party will own a one half undivided interest in any Intellectual Property Rights in such Inventions (hereinafter referred to as “Joint Property”), provided, however, that each party is not contractually obligated to assign such Intellectual Property Rights to a third party at the time such Inventions are conceived or made. Each party may waive its ownership rights in any Joint Property in writing. In the event of such waiver, the waiving party agrees to assist and cooperate with the non-waiving party in assigning, recording and otherwise perfecting the nonwaiving party’s ownership in the Joint Property. Both parties agree that when Services provided by eSilicon are limited only to ASIC manufacturing any eSilicon claim to joint property shall be limited exclusively to manufacturing, qualification, characterization, and test methods.

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(d) Ownership Rights in Joint Property The parties agree that each of them as an owner of Joint Property and any related patent issuing with respect to such Joint Property will have all rights of ownership conveyed by the patent laws of the country of issuance. However, neither party will have any obligation or right to share in any consideration (including both monetary and non-monetary consideration) received by the other party in connection with any license of such patent, and the parties hereby waive any such obligation or right. Further, neither party will have any obligation or right to receive the consent or approval of the other party in order to grant a license under any such patent to a third party or to bring an action for infringement.

7.4 Patent Rights and Filing Procedures.

(a) Patent Identification. The parties shall use commercially reasonable efforts to identify Joint Property that are conceived or reduced to practice during the performance of the Services and to promptly notify the other party of such Joint Property. The parties shall cause their respective personnel who are involved in the Services under this Agreement to maintain detailed logs or notebooks that describe the Joint Property developed pursuant to this Agreement including development dates. The parties agree to make such logs and notebooks reasonably available upon request by either party to the other.

(b) Publication Limitations. To preserve the patent rights of the parties, neither party shall publicly disclose or offer for sale or license any Joint Property without first filing the appropriate patent application(s), unless otherwise mutually agreed in writing by the parties.

(c) Mutual Assignment. Each party hereby assigns to the other party a one half undivided interest in and to any Joint Property (but only as and to the extent they are identified in accordance with paragraph 7.4(a) above). Each party shall execute any documents required to apply for, register, perfect, confirm and protect the other party’s rights in any Joint Property.

(d) Filing Procedures. The parties shall meet and confer as necessary to determine the filing procedures for each Joint Property, including but not limited to, determining which party shall file and prosecute the patent application, and in which countries the patent application will be filed. All expenses and charges related to such filings which the parties agree to make jointly (including any attorneys’ fees, filing costs or maintenance fees), for all patents will be shared equally (i.e. 50% each) by the parties. If a party elects to file and prosecute a patent application and the other party does not elect to do so, the party that so elects (the “Electing Party”) may do so at its own expense after ten (10) days’ written notice to the other party of its intention. The Electing Party shall solely own such patent applications, if the party not electing to file and prosecute the patent applications (the “Non-Electing Party”) shall have a nonexclusive, transferable, irrevocable, and royalty-free license under each such patent in the country of issuance for the life of the patent. The Non-Electing Party agrees to assign all rights, title

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and interest in and to such patents to the Electing Party, and to execute all such paperwork necessary to affect and record the Electing Party’s interest in such patents. Neither party may file a patent application that includes the Confidential Information of the other party, without the express written consent of the other party whose Confidential Information will be disclosed in the patent application. In the event either party becomes aware of any possible infringement of a patent, it will promptly notify the other party of such potential infringement. Thereafter, the parties will discuss in good faith an agreed upon course of action in response to said possible infringement. If the parties cannot in good faith agree on a joint course of action in response to said potential infringement and one party only wishes to bring an infringement lawsuit in response thereto, the party desiring to initiate a lawsuit regarding the potential infringement will have the right, at its sole cost and expense, subject to notification to the other party, to file suit or take other legal action against such potential infringement of such patent.

7.5 Tooling. As between the parties and subject to Customer’s Intellectual Property Rights in the underlying design of the Product, eSilicon will own all rights, title and interest in and to any Tooling that is manufactured by or on behalf of eSilicon during the Term.

8	PRICING AND PAYMENTS

8.1 NRE Fees and Product Pricing. The fees for Services and Product pricing are set forth in the applicable Proposal.

8.2 Payment Terms. eSilicon will invoice Customer as defined in the applicable Proposal. Customer will pay the full amount stated in the invoice within net thirty (30) days from the date of the invoice. Any returns prior to ninety (90) days will be credited to the Customer’s account. All payments shall be made in United States dollars by check or wire transfer to eSilicon’s designated bank account. Customer will pay any reasonable out-of-pocket expenses included on the invoice that were incurred by eSilicon in connection with the performance of the Services.

8.3 Compensation Upon Termination. In the event of any termination of this Agreement prior to the completion of Services set forth in any Proposal, payment will immediately be due for all Services performed by eSilicon pursuant to such Proposal prior to the effective date of termination, including all reasonable expenses incurred by eSilicon in connection with the discontinuance of Services.

8.4 Late Payments. Payments made by Customer after their due date shall incur interest at a rate equal to 1.5% per month or the highest rate permitted by applicable law, whichever is lower. In addition, eSilicon shall have the right to withhold shipments when payments are past due.

8.5 Taxes The Customer shall be obligated to pay all sales, use and other taxes due on any payments made by Customer to eSilicon under this Agreement, except for taxes based on eSilicon’s net income.

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9	REPRESENTATIONS AND WARRANTIES

9.1 Customer Representations and Warranties. Customer represents and warrants to eSilicon that:

(a) Customer has not previously granted or assigned and will not grant or assign any rights in the Customer Deliverables, Customer’s Background Technology or Customer’s Product to any third party in a manner that is inconsistent with the rights granted or assigned herein to eSilicon;

(b) Customer has sufficient rights to grant and assign to eSilicon the rights set forth in this Agreement; and

(c) Customer has full corporate power to enter into this Agreement, to carry out its obligations hereunder, and to grant and assign the rights herein granted or assigned to eSilicon.

9.2 eSilicon Representations and Warranties eSilicon represents and warrants to Customer that:

(a) eSilicon has not previously granted or assigned and will not grant or assign any rights in eSilicon’s background Technology to any third party in a manner that is inconsistent with the rights granted or assigned herein to Customer;

(b) eSilicon has sufficient rights to grant to Customer the rights set forth in this Agreement; and

(c) eSilicon has full corporate power to enter into this Agreement, to carry out its obligations hereunder, and to grant the rights herein granted to Customer.

9.3 Limited Services Warranty eSilicon warrants that Services will be performed in a good and workmanlike manner, consistent with generally accepted industry standards. As Customer’s sole and exclusive remedy, and eSilicon’s entire liability for any breach of the foregoing warranty, eSilicon will, at its sole option and expense, promptly re-perform any Services that fail to meet this limited warranty or, if eSilicon is unable to re-perform the Services to conform to the foregoing warranty, refund to Customer the fees paid for the non-conforming Services.

9.4 Limited Product Warranty eSilicon warrants to Customer for one (1) year from the date code on the Product, that such Product will be free from defects in material and workmanship, and will substantially conform to the applicable Specifications and test vectors provided by customer at time of qualification agreed upon by the parties. eSilicon’s sole and exclusive obligation under this warranty is, at eSilicon’s option, to repair or replace the affected Product or to refund the purchase price for the affected Product. Any defective or nonconforming Product will be shipped to eSilicon with freight and insurance prepaid by eSilicon. Any returns must be accompanied by an RMA number, which shall be provided by eSilicon upon request. Replacement Products will be warranted as set forth above. Defective or nonconforming Products that are repaired or serviced by eSilicon will be warranted as provided, in this section for ninety (90) days after such Products are re-delivered to Customer, whichever is longer.

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9.5 Exclusions. This warranty shall only apply to Customer and does not cover damage to Products due to external causes, including but not limited to, accident, abuse, misuse, neglect, mishandling, improper testing, use of contrary industry practices, or any damage caused by equipment not supplied by eSilicon.

9.6 No Other Warranties. THE WARRANTIES SET FORTH IN SECTION 9.0 ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY ESILICON FOR SERVICES AND PRODUCTS HEREUNDER AND ESILICON DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

10	INDEMNIFICATION

10.1 Customer Indemnity Obligation. Customer shall defend, indemnify and hold eSilicon and eSilicon Partners harmless from and against any and all claims, demands, causes of action and any liabilities, damages, losses, costs and expenses arising therefrom, (including but not limited to reasonable fees of attorneys and other professionals) arising from: (i) any third party claim that the Customer Deliverables, Customer’s Background Technology or Customer’s Product, in whole or in part, infringe any patent or copyrights or incorporate any misappropriated trade secrets of any third party, or (ii) any sale or distribution of Products to third parties.

10.2 Indemnity Conditions. In the event of any such claim, eSilicon shall: (i) promptly notify Customer of the claim; (ii) provide Customer with all reasonable information and assistance, at Customer’s expense, to defend or settle such a claim; and (iii) grant Customer authority and control of the defense or settlement of such claim. Customer shall not settle any such claim, without eSilicon’s prior written consent, if such settlement would alter, impair or reduce the scope of eSilicon’s rights under this Agreement. eSilicon reserves the right to retain counsel, at eSilicon’s expense, to participate in the defense and settlement of any such claim.

10.3 Injunctions. In the event any of the rights granted to eSilicon under this Agreement are exercised and consequently enjoined or, in Customer’s reasonable opinion, are likely to be enjoined due to the type of infringement or misappropriation specified in Section 10.1; the Customer shall at its expense and without prejudice to the rights and remedies of eSilicon: (i) procure for eSilicon a license to continue to exercise all of the rights granted under this Agreement with respect to Customer Deliverables, Customer’s Background technology and Customer’s Product; or (ii) modify the allegedly infringing item to avoid the infringement or misappropriation, without materially impairing the performance or compliance with the Specifications. If the remedies set forth in subsections (i) and (ii) fail despite Customer’s reasonable efforts, then eSilicon may terminate this Agreement upon thirty (30) days prior written notice to Customer.

10.4 Exclusions. Customer shall have no liability for any infringement or misappropriation claim to the extent it results from: (i) modifications of the Customer’s Background Technology or Customer’s Product other than by Customer or a party

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authorized by Customer (e.g., eSilicon), if such a claim would have been avoided but for such modification; (ii) combination of the Customer Deliverables, Customer’s Background Technology or Customer’s Product, processes or materials not provided by Customer, if such a claim would have been avoided but for such combination; or (iii) eSilicon’s failure to use modifications to Customer Deliverables, Customer’s Background Technology or Customer’s Product provided by Customer to avoid infringement or misappropriation.

10.5 eSilicon Indemnity Obligation. eSilicon shall defend, indemnify and hold Customer harmless from and against any and all liabilities, damages, losses, costs and expenses (including but not limited to reasonable fees of attorneys and other professionals) payable to third parties arising from any third party claim that eSilicon’s Background Technology as embodied in a Deliverable or Product, in whole or in part, infringes any patent or copyright or incorporates any misappropriated trade secrets of any third party.

10.6 Indemnity Conditions. In the event of any such claim, Customer shall: (i) promptly notify eSilicon of the claim; (ii) provide eSilicon with all reasonable information and assistance, at eSilicon’s expense, to defend or settle such a claim; and (iii) grant eSilicon authority and control of the defense or settlement of such claim. eSilicon will not settle any such claim, without Customer’s prior written consent, if such settlement would alter, impair or reduce the scope of Customer’s rights in eSilicon’s Background Technology. Customer reserves the right to retain counsel, at Customer’s expense, to participate in the defense and settlement of any such claim.

10.7 Injunctions. In the event any of the rights granted to the Customer under this Agreement are exercised an consequently enjoined or, in eSilicon’s reasonable opinion, are likely to be enjoined due to the type of infringement or misappropriation specified in Section 10.5, eSilicon shall at its option and expense and without prejudice to the rights and remedies of Customer: (i) procure for Customer a license to continue to exercise all of the rights granted under this Agreement with respect to eSilicon’s Background Technology; or (ii) modify the allegedly infringing item to avoid the infringement or misappropriation, without materially impairing the performance or compliance with the Specifications.

10.8 Exclusions. eSilicon shall have no liability for any infringement or misappropriation claim to the extent it results from: (i) modifications of eSilicon’s Background Technology other than by eSilicon or a party authorized by eSilicon, if such a claim would have been avoided but for such modification; (ii) combination of eSilicon’s Background Technology with products, processes or materials not provided by eSilicon, if such a claim would have been avoided but for such combination; (iii) eSilicon’s compliance with the Specifications; (iv) or Customer’s failure to use modifications to eSilicon’s Background Technology provided by eSilicon to avoid infringement or misappropriation.

10.9 Sole Remedy. The provisions of Section 10 represent each party’s sole and exclusive obligation and sole and exclusive remedy for any claim of infringement or misappropriation of third party intellectual property rights.

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11	LIMITATION OF LIABILITY

11.1 Total Liability. eSilicon’s total liability to Customer, from all causes of action and all theories of liability, will be limited to and will not exceed the aggregate amounts paid to eSilicon by Customer under the Proposal giving rise to any liability hereunder.

Customer’s total liability to eSilicon from all causes of action and all theories of liability, will be limited to and will not exceed the aggregate amounts owed by Customer to eSilicon under the Proposal giving rise to any liability hereunder.

11.2 Exclusion of damages. Except for damages arising from breach of Section 12, neither party will be liable to the other party or to any third party for any special, incidental or consequential damages (including loss of use, data, business or profits) arising out of or in connection with this agreement or the services, whether such liability arises from any claim based upon contract, warranty, tort (including negligence), product liability or otherwise, and whether or not a party has been advised of the possibility of such loss or damage. In no event will eSilicon be liable to customer for any direct or indirect damages owed to third parties relating to any deliverables or services not provided by eSilicon.

11.3 Exclusion of damages for hazardous uses. In no event will eSilicon be liable for any damages relating to or resulting from the use of deliverables used for aviation, medical, nuclear or ultra hazardous purposes.

11.4 Liability for damages will be limited and excluded as set forth in this Section 11, even if any exclusive remedy provided for in this agreement fails of its essential purpose.

12	CONFIDENTIALITY

All terms and conditions specific to confidentiality are defined in Exhibit A (“Mutual Confidentiality Agreement”).

13	TERM AND TERMINATION

13.1 Term. This Agreement will commence on the Effective Date and will continue in full force and effect for a period of three (3) years thereafter, unless earlier terminated in accordance with the terms of this Agreement (the “Initial Term”). At the end of the Initial Term and each renewal term thereafter, this Agreement will automatically renew for a one (1) year period unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of any such automatic renewal. The Initial Term and any renewal terms are collectively referred to under this Agreement as the “Term.”

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13.2 Termination for Cause. Either party shall have the right to terminate this Agreement if the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice.

13.3 Termination for Financial Conditions. Either party will have the right to terminate this Agreement upon the occurrence of any of the following conditions:

(a) The other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors without a successor; or

(b) The other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

(c) Either party is acquired by a competitor to the other party’s business.

13.4 Effect of Termination Upon any termination or expiration of this Agreement:

(a) The parties will, within thirty (30) days after such termination, return or destroy all copies of any Confidential Information provided hereunder in such party’s possession or control and, upon request, will furnish to such other party an affidavit or declaration signed by an officer of such party certifying that such delivery or destruction has been fully effected; and,

(b) eSilicon will not be responsible for completing any pending Services under any Proposals or Orders. Notwithstanding the foregoing, eSilicon will wind up its work in a commercially reasonable manner and preserve and deliver to Customer all Deliverables and Products in their then-current state of completion as of the effective date of termination or expiration. Customer will pay all fees and expenses related to eSilicon’s completed work, work-in-process, and winding-up activities within fifteen (15) days after the date of eSilicon’s invoice therefore.

(c) In the event Customer terminates this agreement pursuant to sec. 13.3 (“Termination for Financial Condition”) and notwithstanding anything to the contrary in the foregoing, Customer shall be granted a worldwide, exclusive, royalty-free license in perpetuity to manufacture or have manufactured and to market, sell and distribute (directly or indirectly) the Products using the Tooling.

13.5 Non-Exclusive Remedy. Termination of this Agreement by either party will be a non-exclusive remedy for breach and will be without prejudice to any other right or remedy of such party.

13.6 No Damages for Termination. Neither party will be liable to the other for damages of any type solely as a result of terminating this Agreement in accordance with its terms.

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13.7 Survival. The rights and obligations of the parties under Sections 1, 6.2, 6.3, 6.4, 6.5, 6.6, 7, 8.3, 8.4, 8.5, 9, 10, 11, 12, 13.5, 13.6, 13.7 and 14 will survive termination or expiration of this Agreement for any reason.

14	COMPLIANCE AND GOVERNANCE

14.1 Compliance With Laws. Both parties will comply in all material respects with all laws and regulations applicable to its activities under this Agreement. Without limiting the foregoing, both parties will: (i) comply with all United States Department of Commerce and other United States export control laws and regulations with respect to the subject matter hereof; and (ii) not produce or distribute any software, products, or technical data in any country where such production or distribution would be unlawful.

14.2 Governing Law and Venue. This Agreement will be governed by and construed in accordance with the substantive laws of the United States and the State of California, without regard to or application of provisions relating to conflicts of law, and expressly excluding the United Nations Convention on Contracts for the International Sale of Goods. Any litigation arising under this Agreement will be brought exclusively in the federal courts of the Northern District of California or any state courts therein, and the parties hereby consent to the personal jurisdiction and venue of such courts.

14.3 Attorneys’ Fees. Each party agrees that in any action to enforce this Agreement the prevailing party will be entitled to reasonable attorneys’ fees and other costs incurred therein, in addition to any other appropriate relief.

14.4 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

14.5 Severability If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

14.6 Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All communications will be sent to the addresses set forth below or to such other address as may be specified by either party to the other in accordance with this Section 14.6.

If to eSilicon:	If to Customer:

eSilicon Corporation	PortalPlayer Inc.
3920 Freedom Circle, Suite 100	3255 Scott Blvd
Santa Clara, CA 95054	Santa Clara, CA 95054
Attn: President	Attn: CFO

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14.7 Assignment. Customer may not assign its rights or delegate its obligations under this Agreement, in whole or in part, without eSilicon’s prior written consent, which will not be unreasonably withheld, delayed or conditioned. Any attempted assignment or delegation by Customer, without such consent, will be void. Subject to the foregoing, the rights and obligations of the parties will bind and inure to the benefit of the parties’ respective, successors and permitted assigns.

14.8 Force Majeure. Except for payment obligations, neither party will be deemed in default of this Agreement to the extent that performance of its obligations is delayed or prevented by reason of fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause beyond the reasonable control of such party (“Force Majeure”), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its good faith efforts to so perform or cure.

14.9 Publicity. Customer will not make any public announcements or public disclosures regarding Customer’s relationship or association with eSilicon without eSilicon’s prior written approval, which will not be unreasonably withheld, delayed or conditioned. eSilicon will not make any public announcements or public disclosures regarding eSilicon’s relationship or association with Customer without Customer’s prior written approval, which will not be unreasonably withheld, delayed or conditioned.

14.10 English Language. The original of this Agreement has been written in English and such version will be the governing version of this Agreement. Each party waives any right it may have, if any, under any law or regulation to have this Agreement written in a language other than English.

14.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will constitute an original, but taken together will constitute one and the same instrument.

14.13 Entire Agreement. This Agreement, including all exhibits and appendices attached hereto and any accepted Proposals and Orders, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings, communications or agreements, written or oral, regarding such subject matter.

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IN WITNESS WHEREOF, the duly authorized representatives of eSilicon and Customer have executed this Agreement as of the Effective Date.

eSiliconTM Corporation		PortalPlayer, Inc.
“Customer”

By:	/s/ Gina V. Gloski	By:	/s/ Jeff Hawkey
Name:	Gina Gloski	Name:	Jeff Hawkey
Title:	VP Ops.	Title:	Vice President

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15	APPENDICES - Exhibits & Forms

EXHIBITS

Exhibits 1 through n - <SmartCOT or Netlist> Handoff Proposal for <Customer> <ProjectName>

Exhibit A: Mutual Confidentiality Agreement

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CHANGE REQUEST FORM

Change Request

Customer Name:	Date:

Company Name / Location:

Protect Name:

eSilicon Contract No.:

Summary of Change Request:	(please detail change request below or provide details in an attachment)

Special Constraints or Conditions Related to Change Request	(please detail any technical, pricing, schedule constraints or other conditions to be consider)

Supporting Documentation Required

(please list any supporting documentation required for response below and provide as attachment

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To Be Completed By eSilicon

Proposed Change Response:	(response detailed below or provided in modified SOW attached)

Project Schedule Changes:	N/A	Cost of Proposed Changes:

Customer Approvals

Name:	Sign:	Title	Date:

Name:	Sign:	Title	Date:

Name:	Sign:	Title	Date:

eSilicon Approvals

Name:	Sign:	Title	Date:

Name:	Sign:	Title	Date:

Name:	Sign:	Title	Date:

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MUTUAL CONFIDENTIALITY AGREEMENT

This Agreement is made and entered into, as of October 22, 2001 (“Effective Date”), by and between PortalPlayer Inc. (“Company”), having a principal place of business at 3255-1 Scott Blvd., Suite 104 Santa Clara, California 95054 and eSilicon a (n) ☐ individual, ☐ partnership, ☐ limited liability partnership, ☒ corporation, ☐ limited liability company (check the appropriate box) of the state of Delaware, having a principal place of business at 3920 Freedom Circle Santa Clara, CA (“Other Party”)

1. Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of each of the parties, and includes, without limitation, each party’s respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information. “Confidential Information” also includes proprietary or confidential information of any third party who may disclose such information to either party in the course of the other party’s business. Any information disclosed by the disclosing party (“Discloser”) will be considered Confidential Information of Discloser by the receiving party (“Recipient”), only if such information (a) if provided as information fixed in a tangible medium of expression, is conspicuously designated as “Confidential” or “Proprietary”, or (b) if provided orally, is identified as confidential at the time of disclosure and confirmed in writing within thirty-(30) days of disclosure.

2. Nondisclosure and Nonuse Obligation. Each of the parties, as Recipient, agrees that such Recipient will not use, disseminate, or in any way disclose any Confidential Information of the other party, as Discloser, to any person, firm or business, except to the extent necessary for internal evaluations in connection with negotiations, discussions, and consultations with personnel or authorized representatives of such Discloser, and for any other purpose such Discloser may hereafter authorize in writing. Furthermore, the existence of any business negotiations, discussions, consultations or agreements in progress between the parties shall not be released to any form of public media without written approval of both parties. Each of the parties, as Recipient, agrees that such Recipient shall treat all Confidential Information of the other party, as Discloser, with the same degree of care as such Recipient accords to such Recipient’s own Confidential Information, but in no case less than reasonable care. Each of the parties, as Recipient, which is not an individual agrees that such Recipient shall disclose Confidential Information of the other party, as Discloser, only to those of such Recipient’s employees who need to know such information, and such Recipient certifies that such Recipient employees have previously agreed, either as a condition to employment or in order to obtain the Confidential Information of the Discloser, to be bound by terms and conditions substantially similar to those terms and conditions applicable to such Recipient under this Agreement. Each of the parties, as Recipient, shall immediately give notice to the other party, as Discloser, of any unauthorized use or disclosure of Discloser’s Confidential Information. Each of the parties, as Recipient, agrees to assist the other party, as Discloser, in remedying any such unauthorized use or disclosure of Discloser’s Confidential Information.

3. Exclusions from Nondisclosure and Nonuse Obligations. The obligations under Paragraph 2 (“Nondisclosure and Nonuse Obligations”) of each of the parties, as Recipient, with respect to any portion of the Confidential Information of the other party, as Discloser, shall not apply to such portion that such Recipient can document: (a) was in the public domain at or subsequent to the time such portion was communicated to such Recipient by such Discloser through no fault of such Recipient, (b) was rightfully in such Recipient’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to such Recipient by such Discloser, (c) was developed by employees or agents of such Recipient independently of and without reference to any information communicated to such Recipient by such Discloser, or (d) was communicated by such Discloser to an unaffiliated third party free of any obligation of confidence. A disclosure by each of the parties, as Recipient, of Confidential Information of the other party, as Discloser, either (a) in response to a valid order by a court or other governmental body, (b) otherwise required by law, or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement by such Recipient or a waiver of confidentiality for other purposes; provided, however, such Recipient shall provide prompt prior written notice thereof to such Discloser to enable such Discloser to seek a protective order or otherwise prevent such disclosure.

4. Ownership and Return of Confidential Information and Other Materials. All Confidential Information of each of the parties, as Discloser, and any Derivatives thereof whether created by such Discloser or the other party, as Recipient, shall remain the property of Discloser, and no license or other rights to such Discloser’s Confidential Information or Derivatives is granted or implied hereby. For purposes of this Agreement, “Derivatives” shall mean: (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists and all other tangible media of expression) furnished by each of the parties, as Discloser, to the other party, as Recipient, and which are designated in writing to be the property of such Discloser, shall remain the property of such Discloser. At such Discloser’s request and no later than five (5) days after such request, such Recipient shall promptly destroy or deliver to such Discloser, at such Discloser’s option, (a) all materials furnished to such Recipient by such Discloser, (b) all tangible media of expression in such Recipient’s possession or control to the extent that such tangible media incorporate any of such Discloser’s Confidential Information, and (c) written certification of such Recipient’s compliance with such Recipient’s obligations under this sentence.

5. Independent Development. Each of the parties, as Discloser, understands that the other party, as Recipient, may currently or in the future be developing information internally, or receiving information from other parties that may be similar to such Discloser’s Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or inference that such Recipient will not develop products or services, or have products or services developed for such Recipient, that, without violation of this Agreement, compete with the products or systems contemplated by such Discloser’s Confidential Information.

6. Disclosure of Third Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

7. No Warranty. All Confidential Information is provided “AS IS” and without any warranty, express, implied or otherwise, regarding such Confidential Information’s accuracy or performance.

8. No Export. Neither party shall export, directly or indirectly, any technical data acquired from the other party pursuant to this Agreement or any product utilizing any such data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.

9. Term. This Agreement shall govern all communications between the parties that are made during the period from the Effective Date to the date on which either party receives from the other written notice that subsequent communications shall not be so governed, provided, however, that each party’s obligations under Paragraph 2 (“Nondisclosure and Nonuse Obligations”) with respect to Confidential Information of the other party which such each party has previously received shall continue for a period of 5 years unless terminated pursuant to Paragraph 3 (“Exclusions from Nondisclosure and Nonuse Obligations”).

10. No Assignment. Neither party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

11. Notices. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

12. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

13. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14. Waiver: Amendment: Modification. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed by the party against whom such waiver or consent is asserted. The waiver by either party of, or consent of either party to, a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by the other party. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

15. Injunctive Relief. A breach by either party of any of the promises or agreements contained herein will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law, and such other party shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

16. Entire Agreement. This Agreement constitutes the entire agreement with respect to the Confidential Information disclosed hereunder and supersedes all prior or contemporaneous oral or written agreements concerning such Confidential Information.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Company”		PortalPlayer Inc.

PortalPlayer Inc.		eSilicon (Other Party)

By:	/s/ Jeff Hawkey	By:	/s/ Gina V. Gloski

Name:	Jeff Hawkey	Name:	Gina V. Gloski

Title:	Vice President Engineering	Title:	VP Manuf Ops